Filed Pursuant to Rule 433

Registration Statement No. 333-133966

Dated January 9, 2008

Commonwealth Edison Company

$450,000,000 FIRST MORTGAGE 6.45% BONDS, SERIES 107, DUE 2038

FINAL TERMS AND CONDITIONS

Issuer:	Commonwealth Edison Company

Ratings:	Baa2 (Stable) (Moody’s) BBB (Positive) (S&P) BBB (Stable) (Fitch)

Principal Amount:	$450,000,000

Title of Securities:	First Mortgage 6.45% Bonds, Series 107, due 2038

Legal Format:	SEC-Registered (Registration No. 333-133966)

Settlement Date:	January 16, 2008

Maturity Date:	January 15, 2038

Issue Price:	99.698% of principal amount, plus accrued interest, if any, from January 16, 2008

Coupon:	6.45%

Benchmark Treasury:	4.750% due February 15, 2037

Spread to Benchmark:	215 basis points (2.15%)

Treasury Yield:	4.323%

Reoffer Yield:	6.473%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on July 15, 2008

Redemption Provisions: Make-whole call:	At any time at a discount rate of Treasury rate plus 35 basis points

CUSIP:	202795 HT0

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Wedbush Morgan Securities Inc.

Co-Managers:	Jackson Securities LLC Muriel Siebert & Co., Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Deutsche Bank Securities Inc. by calling 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-866-500-5408, or UBS Securities LLC by calling 1-888-722-9555, ext. 337-1088.